MDU Resources Reports Second Quarter Earnings, Reaffirms 2011 Earnings Guidance

•	Consolidated earnings of $44.9 million, or 24 cents per share.
•	$2.1 billion E&P 5-year capital investment program under way.
•	Favorable results on recent Bakken wells using latest fracing technology.
•	Utility growth strategy producing results.
•	Announced plans for new rate-based 88-MW natural gas generating facility.
•	Strong balance sheet with equity of 66% of total capital.
•	Reaffirming earnings guidance for 2011 of $1.05 to $1.30 per common share.

BISMARCK, N.D. – Aug. 1, 2011 – MDU Resources Group, Inc. (NYSE:MDU) today reported second quarter consolidated earnings of $44.9 million, or 24 cents per common share, compared to $48.8 million, or 26 cents per common share for the second quarter of 2010.

“We are pleased with our performance in light of difficult weather that has impacted many of our operations this year,” said Terry D. Hildestad, president and chief executive officer of MDU Resources. “Our employees have done an outstanding job of restoring normal operations as quickly as possible, and we are reaffirming our annual earnings guidance of $1.05 to $1.30 per share.”

The company’s exploration and production business, Fidelity, reported second quarter earnings of $21.3 million compared to $24.0 million in the same period last year. Average realized natural gas prices declined 9 percent from a year ago, and lower natural gas production as the company shifts its focus to oil, contributed to the decline. Oil production was essentially flat from a year ago, in large part the result of weather that impacted producers throughout North Dakota’s Bakken region.

“In spite of the weather effects, our Bakken oil production still increased 10 percent over last year and Fidelity’s multi-year development program is under way,” Hildestad said. “We have added a second rig working in the Bakken and have plans to add rigs as we continue to expand in this area. We recently acquired an additional 20,000 acres of Bakken leaseholds, boosting our total to approximately 90,000 net acres of leaseholds in this major oil play. Despite the recent delays, we still expect to invest $2.1 billion in this business over the next five years, including approximately $300 million this year.”

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The company saw favorable results on recently completed Bakken wells in Mountrail County. The Hill 31-30H had a 5-day initial production rate of 1,633 gross barrels of oil equivalents per day. The 30-day IP rate for the Behr 16-21H was 1,216 gross barrels of oil equivalents per day. Both wells were completed with 30 frac stages. The company’s working interest in these wells is 38.5 percent and 25.5 percent, respectively.

The pipeline and energy services business continues to pursue expansion opportunities largely led by forecasted strong growth in natural gas production in the Bakken area. Construction of compressor facilities to expand firm capacity out of the area and construction of a pipeline to move associated gas from a new processing facility are both underway. In addition, an agreement has been reached to construct another processing facility takeaway pipeline in 2012.

This business reported earnings of $4.8 million compared with $9.5 million in the second quarter of 2010 primarily the result of narrow seasonal basis differentials resulting in lower storage related activity.

Earnings at the company’s utility operations increased to $6.7 million compared to $5.1 million in the second quarter of 2010. Retail natural gas sales volumes increased 11 percent as a result of cold spring weather across the northwestern U.S. The utility also benefited from interim electric rate increases in North Dakota that went into effect in mid-June 2010 and Montana effective in February. The North Dakota rate case recently concluded with the Public Service Commission approval of a $7.6 million annual increase and the Montana Commission has approved a settlement agreement for an increase of $2.6 million annually.

The utility recently announced that it has asked the North Dakota Commission for an advance determination of prudence to build, own and operate an 88-megawatt natural gas generating facility near Mandan, North Dakota. If approved, the $85.6 million project is expected to be in operation by the first quarter of 2015.

Hildestad added, “Our continued strategy of growing our regulated business has produced results. Our utility had record earnings of $74 million on a 12-month basis ending June 30.”

The company’s construction businesses are beginning to see a slight improvement in the economy. However, the construction materials and contracting segment was impacted by a wet spring, which delayed the start of the construction season. The segment reported second quarter earnings of $5.0 million, compared to $5.7 million in the same period last year.

Earnings at the Construction Services Group increased to $6.1 million compared to $2.9 million in the second quarter of 2010, driven by strong increases in construction workloads and margins in the Western region. The business also continued to experience strong equipment and electrical supply sales.

The company will host a webcast at 11 a.m. EDT on Tuesday, Aug. 2 to discuss earnings results and guidance. The event can be accessed at www.mdu.com. A webcast replay and audio replay will be available. The dial-in number for audio replay is (800) 642-1687 or for international callers, (706) 645-9291, conference ID 73996248.

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MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, including regulated businesses, an exploration and production company and construction companies. MDU Resources includes regulated electric and natural gas utilities and regulated natural gas pipelines and energy services, natural gas and oil production, construction materials and contracting, and construction services. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts

Financial:
Phyllis A. Rittenbach, director - investor relations, (701) 530-1057

Media:
Rick Matteson, director of communications and public affairs, (701) 530-1700

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Performance Summary and Future Outlook

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections.

Business Line	Earnings Second Quarter 2011 (In Millions)	Earnings Second Quarter 2010 (In Millions)
Exploration and Production
Natural gas and oil production	$21.3	$24.0
Regulated
Pipeline and energy services	4.8	9.5
Electric and natural gas utilities	6.7	5.1
Construction
Construction materials and contracting	5.0	5.7
Construction services	6.1	2.9
Other	1.1	1.6
Earnings before discontinued operations	45.0	48.8
Loss from discontinued operations, net of tax	(.1)	---
Earnings on common stock	$44.9	$48.8

On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company:

•	Earnings per common share for 2011, diluted, are projected in the range of $1.05 to $1.30. The company expects the approximate percentage of 2011 earnings per common share by quarter to be:
–	Third quarter – 30 percent
–	Fourth quarter – 30 percent
•	Although near term market conditions are uncertain, the company’s long-term compound annual growth goals on earnings per share from operations are in the range of 7 percent to 10 percent.
•	The company continually seeks opportunities to expand through strategic acquisitions and organic growth opportunities.
•
Estimated capital expenditures for 2011 are approximately $570 million. The company expects the 2011 estimated capital expenditures to be funded in its entirety with cash flow generated from operations.

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Exploration and Production
Natural Gas and Oil Production

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Dollars in millions, where applicable)
Operating revenues:
Natural gas	$44.3	$55.2	$89.7	$112.8
Oil	68.5	55.6	127.0	105.6
	112.8	110.8	216.7	218.4
Operating expenses:
Operation and maintenance:
Lease operating costs	18.4	16.3	36.4	32.1
Gathering and transportation	5.6	5.9	11.3	11.8
Other	9.2	8.8	17.5	17.4
Depreciation, depletion and amortization	33.4	32.5	67.6	62.1
Taxes, other than income:
Production and property taxes	10.5	9.0	20.5	18.5
Other	.2	.1	.5	.5
	77.3	72.6	153.8	142.4
Operating income	35.5	38.2	62.9	76.0
Earnings	$21.3	$24.0	$37.6	$46.3
Production:
Natural gas (MMcf)	11,253	12,809	23,011	25,052
Oil (MBbls)	821	831	1,623	1,592
Total Production (MMcfe)	16,180	17,794	32,750	34,602
Average realized prices (including hedges):
Natural gas (per Mcf)	$3.94	$4.31	$3.90	$4.50
Oil (per barrel)	$83.42	$66.88	$78.26	$66.36
Average realized prices (excluding hedges):
Natural gas (per Mcf)	$3.49	$3.30	$3.44	$3.92
Oil (per barrel)	$89.25	$67.21	$84.31	$66.83
Average depreciation, depletion and amortization rate, per equivalent Mcf	$1.96	$1.74	$1.96	$1.71
Production costs, including taxes, per equivalent Mcf:
Lease operating costs	$1.14	$.91	$1.11	$.93
Gathering and transportation	.34	.33	.34	.34
Production and property taxes	.65	.51	.63	.53
	$2.13	$1.75	$2.08	$1.80

The natural gas and oil production segment reported quarterly earnings of $21.3 million, compared to $24.0 million in 2010. Earnings reflect decreased natural gas production of 12 percent, lower average realized natural gas prices of 9 percent and increased lease operating costs. These decreases were partially offset by 25 percent higher average realized oil prices.

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The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
Capital expenditures in 2011 are expected to be approximately $300 million. The company continues its focus on returns by allocating a growing portion of its capital investment into the production of oil in the current commodity price environment. Its capital program reflects further exploitation of existing properties, acquisition of additional leasehold acreage, and exploratory drilling. The 2011 planned capital expenditure total does not include potential acquisitions of producing properties.

•
For 2011, the company expects a 1 percent to 5 percent increase in oil production offset by an 8 percent to 12 percent decrease in natural gas production, the result of extensive rain and flooding conditions that hampered operations in the Rocky Mountain region, as well as the deferral of some gas development activity because of sustained low natural gas prices. If natural gas prices recover, the company believes it is positioned to spend additional capital on drilling its low cost natural gas properties.

•	The company added a second drilling rig in the Bakken early in the second quarter.
•	Bakken – Mountrail County, North Dakota
o
The company owns approximately 16,000 net acres of leaseholds targeting the middle Bakken and Three Forks formations. The drilling of 15 operated and participation in various non-operated wells is planned for 2011 with approximately $55 million of capital expenditures. Plans include drilling 17 wells or more annually in 2012 and 2013.

o	Over 50 future wells sites have been identified. Estimated gross ultimate recovery per well is 250,000 to 500,000 Bbls.
•	Bakken – Stark County, North Dakota
o
The company holds approximately 50,000 net exploratory leasehold acres, targeting the Three Forks formation. It anticipates drilling 3 operated wells on this acreage and participating in various non-operated wells in 2011 with capital of approximately $30 million.

o	Based on well results, the company plans to drill 6 or more wells annually beginning in 2012.
o	Based on 640-acre spacing, the acreage holds over 75 potential drill sites. Estimated gross ultimate recovery rates per well are 250,000 to 400,000 Bbls.
•	Bakken – Richland County, Montana
o	The company recently acquired approximately 20,000 net exploratory leasehold acres, targeting the Three Forks formation.
•	Niobrara – southeastern Wyoming
o
The company holds approximately 65,000 net exploratory leasehold acres in this emerging oil play. It is completing seismic evaluation work on this acreage and expects to begin drilling 4 exploratory wells in 2011.

o	If successful, the company plans to initiate a drilling program of approximately 8 wells annually starting in 2012.
o	The company also expects to participate in various non-operated wells in the Niobrara.
o	The company has more than 100 future locations on this acreage based on 640-acre spacing. Although this is an emerging exploratory play, early results by certain other producers appear promising.
•	Paradox Basin – Cane Creek Federal Unit, Utah
o	The company holds approximately 75,000 net exploratory leasehold acres.
o	An Environmental Assessment for 9 wells was recently received by the company.
o	The company is evaluating its drilling options.

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•	Texas
o	The company is targeting areas that have the potential for higher liquids content. It has approximately $50 million of capital targeted in 2011.
•	Other Opportunities
o	The company holds approximately 80,000 net exploratory leasehold acres in the Heath Shale oil prospect in Montana. Plans include drilling 1 or 2 appraisal wells in 2011.
o
The company continues to pursue acquisitions of additional leaseholds. Approximately $50 million of capital has been allocated to leasehold acquisitions in 2011, focusing on expansion of existing positions and new opportunities.

•	Earnings guidance reflects estimated natural gas and oil prices for August through December as follows:

Natural Gas Index:
NYMEX	$4.00 to $4.50 per Mcf
Ventura	$3.75 to $4.25 per Mcf
CIG	$3.75 to $4.25 per Mcf

Crude Oil Index:
NYMEX	$90.00 to $95.00 per barrel

•
For the last six months of 2011, the company has hedged approximately 55 percent to 60 percent of its estimated natural gas production and 60 percent to 65 percent of its estimated oil production. For 2012, it has hedged 20 percent to 25 percent of its estimated natural gas production and 45 percent to 50 percent of its estimated oil production. The hedges that are in place as of Aug. 1 are summarized in the following chart:

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Commodity	Type	Index	Period Outstanding	Forward Notional Volume (MMBtu/Bbl)	Price (Per MMBtu/Bbl)
Natural Gas	Swap	HSC	7/11 - 12/11	680,800	$8.00
Natural Gas	Swap	NYMEX	7/11 - 12/11	2,024,000	$6.1027
Natural Gas	Swap	NYMEX	7/11 - 12/11	1,840,000	$5.4975
Natural Gas	Swap	NYMEX	7/11 - 12/11	1,840,000	$4.58
Natural Gas	Swap	NYMEX	7/11 - 12/11	1,840,000	$4.70
Natural Gas	Swap	NYMEX	7/11 - 12/11	1,840,000	$4.75
Natural Gas	Swap	NYMEX	7/11 - 10/11	1,230,000	$4.775
Natural Gas	Swap	Ventura	7/11 - 10/11	1,230,000	$4.365
Natural Gas	Swap	NYMEX	1/12 - 12/12	3,477,000	$6.27
Natural Gas	Swap	NYMEX	1/12 - 12/12	1,830,000	$5.005
Natural Gas	Swap	NYMEX	1/12 - 12/12	915,000	$5.005
Natural Gas	Swap	NYMEX	1/12 - 12/12	915,000	$5.0125
Natural Gas	Swap	Ventura	1/12 - 12/12	3,660,000	$4.87
Crude Oil	Collar	NYMEX	7/11 - 12/11	276,000	$80.00-$94.00
Crude Oil	Collar	NYMEX	7/11 - 12/11	184,000	$80.00-$89.00
Crude Oil	Collar	NYMEX	7/11 - 12/11	92,000	$77.00-$86.45
Crude Oil	Collar	NYMEX	7/11 - 12/11	92,000	$75.00-$88.00
Crude Oil	Swap	NYMEX	7/11 - 12/11	184,000	$81.35
Crude Oil	Swap	NYMEX	7/11 - 12/11	92,000	$85.85
Crude Oil	Put Option	NYMEX	7/11 - 12/11	184,000	$80.00*
Crude Oil	Call Option	NYMEX	7/11 - 12/11	184,000	$103.00*
Crude Oil	Collar	NYMEX	1/12 - 12/12	366,000	$80.00-$87.80
Crude Oil	Collar	NYMEX	1/12 - 12/12	366,000	$80.00-$94.50
Crude Oil	Collar	NYMEX	1/12 - 12/12	366,000	$80.00-$98.36
Crude Oil	Collar	NYMEX	1/12 - 12/12	183,000	$85.00-$102.75
Crude Oil	Collar	NYMEX	1/12 - 12/12	183,000	$85.00-$103.00
Crude Oil	Swap	NYMEX	1/12 - 12/12	183,000	$100.10
Crude Oil	Swap	NYMEX	1/12 - 12/12	183,000	$100.00
Crude Oil	Swap	NYMEX	1/12 - 12/12	366,000	$110.30
Crude Oil	Collar	NYMEX	1/13 - 12/13	182,500	$95.00-$117.00
Crude Oil	Collar	NYMEX	1/13 - 12/13	182,500	$95.00-$117.00
Natural Gas	Basis Swap	CIG	7/11 - 12/11	2,024,000	$0.395
Natural Gas	Basis Swap	Ventura	7/11 - 12/11	1,840,000	$0.15
Natural Gas	Basis Swap	Ventura	7/11 - 12/11	920,000	$0.15
Natural Gas	Basis Swap	Ventura	7/11 - 12/11	460,000	$0.16
Natural Gas	Basis Swap	Ventura	7/11 - 12/11	1,840,000	$0.16
Natural Gas	Basis Swap	Ventura	7/11 - 12/11	2,300,000	$0.155
Natural Gas	Basis Swap	CIG	1/12 - 12/12	2,745,000	$0.405
Natural Gas	Basis Swap	CIG	1/12 - 12/12	732,000	$0.41

*  Deferred premium of $4.00. Put option was purchased. Call option was sold.

Notes:
• Ventura is an index pricing point related to Northern Natural Gas Co.’s system; CIG is an index pricing point related to Colorado Interstate Gas Co.’s system; HSC is the Houston Ship Channel hub in southeast Texas which connects to several pipelines.
• For all basis swaps, Index prices are below NYMEX prices and are reported as a positive amount in the Price column.

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Regulated

Pipeline and Energy Services
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Dollars in millions)
Operating revenues	$72.4	$80.5	$146.4	$169.1
Operating expenses:
Purchased natural gas sold	33.9	35.3	68.0	82.8
Operation and maintenance	18.6	17.8	36.2	33.0
Depreciation, depletion and amortization	6.4	6.5	12.8	12.9
Taxes, other than income	3.4	3.2	7.0	6.2
	62.3	62.8	124.0	134.9
Operating income	10.1	17.7	22.4	34.2
Earnings	$4.8	$9.5	$11.7	$18.3
Transportation volumes (MMdk)	25.8	44.3	53.1	74.8
Gathering volumes (MMdk)	16.9	19.3	34.4	38.4
Customer natural gas storage balance (MMdk):
Beginning of period	32.9	43.5	58.8	61.5
Net injection (withdrawal)	(1.2)	20.7	(27.1)	2.7
End of period	31.7	64.2	31.7	64.2

This segment reported second quarter earnings of $4.8 million, compared to $9.5 million for the same period in 2010. The earnings decrease reflects lower volumes transported to storage, lower storage services revenue, as well as lower gathering volumes.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The company continues to pursue expansion of facilities and services offered to customers. Energy development within its geographic region, which includes portions of Colorado, Wyoming, Montana and North Dakota, is expanding, most notably the Bakken of North Dakota and eastern Montana. It owns an extensive natural gas pipeline system in the Bakken area. Ongoing energy development is expected to have many direct and indirect benefits to this business.

•
The company solicited customer interest in a 27 MMcf per day expansion of its existing natural gas pipeline in the Bakken production area in northwestern North Dakota in the first quarter of 2011. Sufficient customer interest was received to move forward on a project. Construction is underway and the capacity is projected to be in service in late third quarter.

•
Final preparations are underway for the construction of approximately 12 miles of high pressure transmission pipeline providing takeaway capacity from Bear Paw Energy’s Garden Creek processing facility being constructed in northwestern North Dakota. The pipeline project is expected to be completed in the fourth quarter.

•
The company has recently executed agreements to build approximately 13 miles of high pressure transmission pipeline from the Stateline I and II processing facilities in northwestern North Dakota to deliver gas into the Northern Border Pipeline. It has a projected completion date of mid 2012.

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•
The company has three natural gas storage fields including the largest storage field in North America located near Baker, Montana. It continues to seek interest in its storage services and is pursuing a project to increase its firm deliverability from the Baker Storage field by 125 MMcf per day. The company has received commitment on approximately 30 percent of the total potential project and is moving forward on this phase with a projected in-service date of November 2011.

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Electric and Natural Gas Utilities

Electric
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Dollars in millions, where applicable)
Operating revenues	$50.0	$45.7	$107.8	$95.4
Operating expenses:
Fuel and purchased power	14.5	13.1	31.4	30.0
Operation and maintenance	18.3	16.2	34.3	31.4
Depreciation, depletion and amortization	7.9	6.1	16.1	11.9
Taxes, other than income	2.5	2.2	5.0	4.8
	43.2	37.6	86.8	78.1
Operating income	6.8	8.1	21.0	17.3
Earnings	$4.8	$5.0	$13.3	$10.8
Retail sales (million kWh)	614.6	615.2	1,409.3	1,365.0
Sales for resale (million kWh)	21.8	7.6	28.5	37.4
Average cost of fuel and purchased power per kWh	$.021	$.020	$.021	$.020

Natural Gas Distribution
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Dollars in millions)
Operating revenues	$164.6	$160.1	$535.0	$509.2
Operating expenses:
Purchased natural gas sold	102.0	98.9	359.4	344.1
Operation and maintenance	33.3	34.4	67.6	67.1
Depreciation, depletion and amortization	11.2	10.7	22.4	21.4
Taxes, other than income	10.6	10.5	28.4	27.0
	157.1	154.5	477.8	459.6
Operating income	7.5	5.6	57.2	49.6
Earnings	$1.9	$.1	$29.4	$23.4
Volumes (MMdk):
Sales	17.3	15.6	61.3	53.7
Transportation	25.6	28.9	59.7	63.4
Total throughput	42.9	44.5	121.0	117.1
Degree days (% of normal)*
Montana-Dakota	120%	96%	112%	98%
Cascade	118%	118%	107%	95%
Intermountain	141%	132%	113%	103%
*Degree days are a measure of the daily temperature-related demand for energy for heating.

The combined utility businesses reported earnings of $6.7 million in the second quarter of 2011, compared to $5.1 million for the same period in 2010. The increase in earnings reflects increased retail natural gas sales volumes resulting from colder weather than last year, higher electric retail sales margins and lower income taxes. These increases were partially offset by higher operation and maintenance expense, increased depreciation, depletion and amortization expense, lower other income and higher net interest expense.

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The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
In April 2010, the company filed an application with the North Dakota Public Service Commission for an electric rate increase of $15.4 million annually, or approximately 14 percent above current rates. The requested increase included the investment in infrastructure upgrades, recovery of the investment in renewable generation, the costs associated with the Big Stone II plant and the significant loss of wholesale sales margins. In June 2010, the NDPSC approved an interim increase of $7.6 million effective with service rendered June 18, 2010. In June 2010, the company and the NDPSC Advocacy Staff filed a partial settlement agreement agreeing to an overall rate of return and a sharing of earnings over a specified return on equity. In July 2010, the company filed an amendment to its application to exclude the development costs associated with the Big Stone II plant because of a settlement agreement approved by the NDPSC that provided for recovery of such development costs. In November, the company and the NDPSC Advocacy Staff filed a second settlement agreement resolving certain issues. The company revised its requested rate increase to $8.8 million annually or 7.7 percent as a result of the settlements, the exclusion of the Big Stone II plant development costs and other adjustments. The NDPSC Advocacy Staff sought reductions of $8.3 million annually from the company’s requested increase. A hearing on the application was held in November. On March 14, the company, the NDPSC Advocacy Staff and the Missouri Valley Resource Council filed a settlement agreement that resolved all outstanding issues in the case, resulting in an increase of $7.6 million annually. On June 8, the NDPSC approved the settlements. Final rates were implemented effective with service rendered July 22.

•
In August 2010, the company filed an application with the Montana Public Service Commission for an electric rate increase of $5.5 million annually, or approximately 13 percent above current rates. The requested increase included the investment in infrastructure upgrades, recovery of the investment in renewable generation, the costs associated with the Big Stone II plant and the significant loss of wholesale sales margins. Montana-Dakota requested an interim increase of $3.1 million or approximately 7.4 percent. On Feb. 8, the MTPSC approved an interim increase of $2.6 million or approximately 6.3 percent, effective with service rendered Feb. 14. In May, Montana-Dakota and interveners to the case filed a settlement agreement with the MTPSC at the interim increase level. The MTPSC held a hearing on the settlement on June 29 and approved the settlement agreement on July 26.

•
On July 7, the company filed for an advance determination of prudence with the NDPSC on the construction of an 88-MW simple cycle natural gas turbine and associated facilities projected to be in service in 2015. The turbine will be located on currently owned property that is adjacent to the company’s Heskett Generating Station near Mandan, North Dakota and is required to meet the capacity requirements of the company’s integrated electric system service customers. The capacity will be a partial replacement for third party contract capacity expiring in 2015. Project cost is estimated to be $85.6 million. An order is expected in the first quarter of 2012.

•
The company is analyzing potential projects for accommodating load growth in its industrial and agricultural sectors with company and customer owned pipeline facilities designed to serve existing facilities currently served by fuel oil or propane, and to serve new customers.

•	The company is currently involved with a number of pipeline looping projects to enhance the reliability and deliverability of its system in the Pacific Northwest.

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•
The company is pursuing opportunities associated with the potential development of high-voltage transmission lines and system enhancements targeted towards delivery of renewable energy from the wind rich regions that lie within its traditional electric service territory to major market areas. The company has signed a contract to develop a 30-mile high-voltage power line in southeast North Dakota to move power to the electric grid from a proposed 150-MW wind farm. The proposed project will total approximately $20 million and will include substation upgrades with construction expected to begin in the third quarter 2011. Its customers would not bear any of the costs associated with the project as costs will be recovered through an approved interconnect tariff. The NDPSC has approved the route permits for this project. The project is expected to be completed in the first quarter of 2012. A major market party to the wind farm project has announced its intentions to withdraw from the project which may affect development and timing of the associated power line by the company.

•
The South Dakota Board of Minerals and Environment has approved rules implementing the South Dakota Regional Haze Program that upon approval by the EPA will require the Big Stone Station to install and operate a best available retrofit technology (BART) air quality control system to reduce emissions of particulate matter, sulfur dioxide and nitrogen oxides as early as practicable, but not later than five years after EPA’s approval of the state program. The state program was submitted Jan. 21. The company’s share of the cost of this air quality control system could exceed $100 million. At this time the company believes continuing to operate Big Stone Station with the upgrade is the best option; however, it will continue to review alternatives. The company intends to seek recovery of costs related to the above matter in electric rates charged to customers. On May 20, the company filed for an advance determination of prudence with the NDPSC requesting advance determination that the air quality control system is reasonable and prudent. An order is expected in early 2012.

Construction

Construction Materials and Contracting
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Dollars in millions)
Operating revenues	$375.6	$361.6	$519.2	$511.4
Operating expenses:
Operation and maintenance	334.2	316.9	481.1	462.9
Depreciation, depletion and amortization	21.2	22.2	42.6	44.8
Taxes, other than income	9.8	9.2	17.5	16.5
	365.2	348.3	541.2	524.2
Operating income (loss)	10.4	13.3	(22.0)	(12.8)
Earnings (loss)	$5.0	$5.7	$(16.4)	$(14.5)
Sales (000's):
Aggregates (tons)	6,479	6,261	9,306	9,224
Asphalt (tons)	1,842	1,579	2,007	1,733
Ready-mixed concrete (cubic yards)	698	742	1,095	1,218

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The construction materials and contracting segment reported second quarter earnings of $5.0 million, compared to $5.7 million for the same period in 2010. The decrease in earnings largely resulted from lower ready-mixed concrete margins and volumes, lower margins from other product lines and lower gains from property sales. These decreases were partially offset by increased construction margins, higher asphalt volumes and margins, lower selling, general and administrative costs and lower interest expense.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
Work backlog as of June 30 was approximately $649 million, with 93 percent of construction backlog being public work and private representing 7 percent. In the company’s peak earnings year of 2006, private backlog represented 40 percent of construction backlog. Backlog a year ago was $677 million. Total backlog at March 31 was $569 million.

•	Examples of projects in work backlog include several highway paving projects, airports, bridge work, reclamation and harbor expansion projects.
•
The company is part of a joint venture that was selected as the low bidder on the Port of Long Beach expansion. Its share of the project for this phase is expected to exceed $25 million. The company has green fielded an operation in Williston, North Dakota and was recently awarded a $33 million highway project in the Bakken area of North Dakota. It also expects to place a new asphalt oil terminal into service in late 2011 in Wyoming.

•
As a result of the continued slow recovery in the residential and commercial markets and uncertainty in federal and state transportation funding, the company expects overall 2011 volumes to be comparable to 2010.

•
Federal transportation stimulus of $7.9 billion was directed to states where the company operates. Of that amount, 74 percent was spent as of June 30, with the majority of the remaining $2.0 billion to be spent during the remainder of 2011.

•	The company is the primary cement provider and has the opportunity to supply a portion of the ready-mixed concrete and aggregate related to a multi-phased light rail project in Hawaii.
•
The company continues to pursue work related to energy projects, such as wind towers, transmission projects, geothermal and refineries. It is also pursuing opportunities for expansion of its existing business lines including initiatives aimed at capturing additional market share and expansion into new markets.

•
The company has a strong emphasis on operational efficiencies and cost reduction. SG&A expenses are down more than 40 percent for the trailing twelve months through June 30, compared to the annual expenses in 2006, the peak earnings year for this segment.

•
As the country’s 5th largest sand and gravel producer, the company will continue to strategically manage its 1.1 billion tons of aggregate reserves in all its markets, as well as take further advantage of being vertically integrated.

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Construction Services
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(In millions)
Operating revenues	$198.1	$188.2	$401.5	$341.3
Operating expenses:
Operation and maintenance	178.3	173.2	363.2	315.0
Depreciation, depletion and amortization	2.8	3.1	5.8	6.3
Taxes, other than income	5.5	6.1	13.2	12.6
	186.6	182.4	382.2	333.9
Operating income	11.5	5.8	19.3	7.4
Earnings	$6.1	$2.9	$10.8	$3.1

This segment had second quarter earnings of $6.1 million, compared to $2.9 million a year ago. This increase reflects higher construction workloads and margins in the Western region, partially offset by lower construction workloads and margins in the Mountain region. Also contributing to the earnings increase were higher equipment and electrical supply sales.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
Work backlog as of June 30 was approximately $364 million, compared to $389 million a year ago, and $347 million at March 31. The backlog includes a variety of projects such as substation and line construction, solar and other commercial, institutional and industrial projects including refinery work.

•	As a result of the continued slow economic recovery, the company anticipates margins in 2011 to be comparable to 2010 levels.
•
The company is pursuing expansion in high-voltage transmission and substation construction, renewable resource construction, governmental facilities, refinery turnaround projects and utility service work.

•
The company continues to focus on costs and efficiencies to enhance margins. SG&A expenses are down more than 30 percent for the trailing twelve months through June 30, compared to the annual expenses in 2008, the peak earnings year for this segment.

•	With its highly skilled technical workforce, this group is prepared to take advantage of government stimulus spending on transmission infrastructure.

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Other

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(In millions)
Operating revenues	$2.8	$2.3	$5.3	$4.5
Operating expenses:
Operation and maintenance	1.9	1.8	4.9	3.7
Depreciation, depletion and amortization	.4	.4	.7	.8
Taxes, other than income	---	.1	.1	.1
	2.3	2.3	5.7	4.6
Operating income (loss)	.5	---	(.4)	(.1)
Income from continuing operations	1.1	1.6	1.1	3.0
Income (loss) from discontinued operations, net of tax	(.1)	---	.2	---
Earnings	$1.0	$1.6	$1.3	$3.0

Risk Factors and Cautionary Statements that May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s natural gas and oil production and pipeline and energy services businesses are dependent on factors, including commodity prices and commodity price basis differentials, which are subject to various external influences that cannot be controlled.

•
The regulatory approval, permitting, construction, startup and operation of power generation facilities may involve unanticipated changes or delays that could negatively impact the company’s business and its results of operations and cash flows.

•
Economic volatility affects the company’s operations, as well as the demand for its products and services and the value of its investments and investment returns including its pension and other postretirement benefit plans and, may have a negative impact on the company’s future revenues and cash flows.

•
The company relies on financing sources and capital markets. Access to these markets may be adversely affected by factors beyond the company’s control. If the company is unable to obtain economic financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired. As a result, the market value of the company’s common stock may be adversely affected. If the company issues a substantial amount of common stock it could have a dilutive effect on its existing shareholders.

•	The company is exposed to credit risk and the risk of loss resulting from the nonpayment and/or nonperformance by the company’s customers and counterparties.
•	The backlogs at the company’s construction services and construction materials and contracting businesses are subject to delay or cancellation and may not be realized.
•	Actual quantities of recoverable natural gas and oil reserves and discounted future net cash flows from those reserves may vary significantly from estimated amounts.

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•	The company’s operations are subject to environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.
•	Global climate change initiatives to reduce greenhouse gas emissions could adversely impact the company’s electric generation operations.
•	The company's coalbed natural gas operations could be adversely impacted by the outcome of lawsuits challenging its coalbed natural gas development.
•
The company is subject to government regulations that may delay and/or have a negative impact on its business and its results of operations and cash flows. Statutory and regulatory requirements also may limit another party’s ability to acquire the company.

•	Weather conditions can adversely affect the company’s operations and revenues and cash flows.
•	Competition is increasing in all of the company’s businesses.
•	The company could be subject to limitations on its ability to pay dividends.
•	An increase in costs related to obligations under multiemployer pension plans could have a material negative effect on the company’s results of operations and cash flows.
•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
o	Acquisition, disposal and impairments of assets or facilities.
o	Changes in operation, performance and construction of plant facilities or other assets.
o	Changes in present or prospective generation.
o	The ability to obtain adequate and timely cost recovery for the company’s regulated operations through regulatory proceedings.
o	The availability of economic expansion or development opportunities.
o	Population growth rates and demographic patterns.
o	Market demand for, available supplies of, and/or costs of, energy- and construction-related products and services.
o	The cyclical nature of large construction projects at certain operations.
o	Changes in tax rates or policies.
o	Unanticipated project delays or changes in project costs, including related energy costs.
o	Unanticipated changes in operating expenses or capital expenditures.
o	Labor negotiations or disputes.
o	Inability of the various contract counterparties to meet their contractual obligations.
o	Changes in accounting principles and/or the application of such principles to the company.
o	Changes in technology.
o	Changes in legal or regulatory proceedings.
o	The ability to effectively integrate the operations and the internal controls of acquired companies.
o	The ability to attract and retain skilled labor and key personnel.
o	Increases in employee and retiree benefit costs and funding requirements.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A – Risk Factors in the company’s most recent Form 10-K and Form 10-Q.

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MDU Resources Group, Inc.
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(In millions, except per share amounts) (Unaudited)
Operating revenues	$930.8	$906.4	$1,832.6	$1,741.2
Operating expenses:
Fuel and purchased power	14.5	13.1	31.4	30.0
Purchased natural gas sold	101.6	97.4	346.2	331.1
Operation and maintenance	606.6	585.3	1,034.4	962.1
Depreciation, depletion and amortization	83.3	81.5	168.0	160.2
Taxes, other than income	42.5	40.4	92.2	86.2
	848.5	817.7	1,672.2	1,569.6
Operating income	82.3	88.7	160.4	171.6
Earnings from equity method investments	.9	2.2	1.4	4.4
Other income	1.9	2.7	3.8	5.2
Interest expense	20.0	20.5	42.0	41.0
Income before income taxes	65.1	73.1	123.6	140.2
Income taxes	19.9	24.2	35.8	49.5
Income from continuing operations	45.2	48.9	87.8	90.7
Income (loss) from discontinued operations, net of tax	(.1)	---	.2	---
Net income	45.1	48.9	88.0	90.7
Dividends on preferred stocks	.2	.1	.3	.3
Earnings on common stock	$44.9	$48.8	$87.7	$90.4
Earnings per common share – basic:
Earnings before discontinued operations	$.24	$.26	$.46	$.48
Discontinued operations, net of tax	---	---	---	---
Earnings per common share – basic	$.24	$.26	$.46	$.48
Earnings per common share – diluted:
Earnings before discontinued operations	$.24	$.26	$.46	$.48
Discontinued operations, net of tax	---	---	---	---
Earnings per common share – diluted	$.24	$.26	$.46	$.48
Dividends per common share	$.1625	$.1575	$.3250	$.3150
Weighted average common shares outstanding – basic	188.8	188.1	188.7	188.0
Weighted average common shares outstanding – diluted	189.0	188.3	188.9	188.2

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	Six Months Ended June 30,
	2011		2010
	(Unaudited)
Other Financial Data
Book value per common share	$14.36		$13.89
Market price per common share	$22.50		$18.03
Dividend yield (indicated annual rate)	2.9%		3.5%
Price/earnings ratio*	17.9	x	13.3	x
Market value as a percent of book value	156.7%		129.8%
Return on average common equity*	8.9%		10.0%
Total assets**	$6.3		$6.1
Total equity**	$2.7		$2.6
Total debt**	$1.4		$1.6
Capitalization ratios:
Total equity	66%		62%
Total debt	34		38
	100%		100%

* Represents 12 months ended ** In billions

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